Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” included in the proxy statement/prospectus that is made a part of the Registration Statement (Form F-4) of CSR plc for the registration of up to 114,039,772 ordinary shares underlying CSR American Depositary Shares and to the incorporation by reference therein of our report, dated February 27, 2009, with respect to the consolidated financial statements of SiRF Technology Holdings, Inc., included in the proxy statement/prospectus that is made a part of the Registration Statement on Form F-4 (Reg. No. 333-159615), as amended, of CSR plc filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

April 14, 2011